EXHIBIT 21.1



              SUBSIDIARIES OF AMERICAN MOBILE SATELLITE CORPORATION


Name                                             Location of Incorporation
----                                             -------------------------

American Mobile Radio Corporation                State of Delaware

AMSC Sales Corporation, Ltd.                     Territory of the Virgin Islands

AMSC Skycell, Inc.                               State of Delaware

AMSC Subsidiary Corporation                      State of Delaware and
                                                 Commonwealth of Virginia

Personal Communications Satellite Corporation    State of Delaware